EXHIBIT 10.1

Commercial Business Loan Agreement for
Telkonet Inc. Line of Credit

This Agreement is dated September 9, 2008 and is between Thermo Credit, LLC ("Thermo") and Telkonet, Inc. and subsidiaries (hereinafter referred to as "Borrower).

A.           THE LOAN OR LOANS.  Subject to the terms and conditions of this Agreement and provided Obligor timely and completely performs all obligations in favor of Thermo contained in this Agreement and in any other agreement, whether now existing or hereafter arising, Thermo will make or has made:

LINE OF CREDIT LOAN to Borrower aggregating ONE MILLION AND NO/100  ($1,000,000.00) Dollars in principal amount, which loan shall be evidenced by and payable according to Thermo's form of promissory note, a copy of which is attached as Exhibit A (“Note”).

B.            EFFECT OF AGREEMENT AND DEFINITIONS.  The Note is herein incorporated by reference.  Such note and any renewals, modifications or replacements for such note are subject to the terms of this Agreement.  "Loan" shall collectively mean any and all loans made available to Borrower under Section A of this Agreement.  "Loan Documents" shall mean this Agreement, any other loan agreement(s), the Note evidencing the Loan, any security document(s) provided for in this Agreement and any and all other documents evidencing or securing the obligations of Borrower to Thermo, direct or contingent, due or to become due, now existing or hereafter arising.  The Loan and all other obligations of Borrower to Thermo, direct or contingent, due or to become due, now existing or hereafter arising, shall be secured by any security documents provided for in this Agreement, any collateral set forth in any promissory note executed by Borrower, and any other Loan Documents.

C.           USE OF PROCEEDS.  The proceeds from the Loan will be used for the following purpose(s):

Proceeds will be used for the working capital requirements of the Borrower.

D.           REPRESENTATIONS, WARRANTIES AND COVENANTS.  Borrower represents, warrants and covenants to Thermo that:

(1)
Organization and Authorization.  Borrower is an entity which is duly organized, validly existing and, if a corporation, in good standing under applicable laws. Borrower's execution, delivery and performance of this Agreement and all other documents delivered to Thermo has been duly authorized and does not violate Borrower's articles of incorporation (or other governing documents), material contracts or any applicable law or regulations.  All documents delivered to Thermo are legal and binding obligations of Borrower who executed same.

(2)
Compliance with Tax and other Laws.  Borrower shall comply (to the extent necessary so that any failure to do so will not materially and adversely affect the business or property of Borrower) with all laws that are applicable to Borrower's business activities, including, without limitation, all law regarding (i) the collection, payment and deposit of employees' income, unemployment, Social Security, sales and excise taxes; (ii) the filing of returns and payment of taxes; (iii) pension liabilities including ERISA requirements; (iv) environmental protection; and (v) occupational safety and health.

(3)
Borrower shall keep its fixed property and equipment in good working order and condition, and maintain property and liability insurance coverage relating thereto in form and coverage acceptable to Thermo.

(4)	Financial Information.

(a)           Borrower shall furnish to Thermo:

i)
within 90 days after the close of Borrower's fiscal year, a copy of the annual audited financial statements of Borrower, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and certified by an executive officer of Borrower, consisting of a balance sheet, a statement of earnings and surplus, and a statement of cash flow; and

ii)
within 30 days after the close of each month unaudited financial statements as of the end of such month consisting of a balance sheet as of the end of such month, a statement of earnings and surplus for such month and a statement of cash flow for such month, all certified by an appropriate executive officer of Borrower, together with year-to-date financial statements.  Thermo will be notified promptly of any material adjustments to the aforementioned financial statements.

(b)	Borrower shall furnish to Thermo such additional information that Thermo may reasonably require.

(5)
 Mergers, etc.  Without the prior notice to Thermo and payment in full of all amounts owed to Thermo, including but not limited to principal, interest, prepayment fees, commitment fees or any other fee due to Thermo, Borrower shall not (a) consummate a merger or consolidation, (b) acquire all or substantially all of the assets of another entity, or (c) sell, lease or transfer all, or substantially all, of Borrower's assets.  Borrower will notify Thermo within ten (10) business days of the execution of a letter of intent relating to activities limited by this Section.  Borrower shall not permit any material change to be made in the character of Borrower's business as carried on at the original date of this Agreement.

(6)
Indebtedness and Liens.  Other than obligations disclosed in Exhibit B—Permitted Liens (as defined in the Security Agreement) or incurred in the ordinary course of business, including but not limited to, the purchase or lease of equipment, Borrower shall not create any additional obligations for borrowed money, without the written consent of Thermo which will not be unreasonably withheld and Borrower shall not mortgage or encumber any of Borrower's assets or suffer any liens to exist on any of Borrower's assets without the prior written consent of Thermo.

(7)
Other Liabilities.  (a) Borrower shall not lend to or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stock or dividends of any person, firm or corporation, except as currently exists and as reflected in the financial statements of Borrower as previously submitted to Thermo; (b) Borrower shall not default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement or other instrument to which Borrower is a party (the effect of which would materially adversely affect the business or properties of Borrower); and (c) except as disclosed or referred to in the financial statements furnished to Thermo, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower which involves the possibility of any judgment or liability not fully covered by insurance, and which may materially and adversely affect the business or assets of Borrower or Borrower's ability to carry on business as now conducted.

(8)
Documentation.  The Loan Documents include, this Loan Agreement, the Promissory Note and Security Agreement and all other documents necessary to effect the purposes of this Agreement as reasonably required by Thermo. Upon the written request of Thermo, Borrower shall promptly and duly execute and deliver all such further instruments and documents and take such further action as Thermo may reasonably deem necessary to obtain the full benefits of the Loan Documents.

(9)
Thermo shall make advances to the Borrower (each an "Advance") from time to time during the term hereof and ending on the Maturity Date (as such term is defined in the Note) (or such earlier time specified herein in such amounts as may be requested by the Borrower in accordance with the provisions hereof. All requests for Advances shall be made by the Borrower to the Lender in writing (in such form as is reasonably satisfactory to the Lender) or by telephone request (which shall be promptly confirmed in writing) which specifies the amount of the Advance to be made and the date the proceeds of the Advance are requested to be made available to the Borrower (a "Loan Request").  Advances under the Line of Credit shall be made by direct wire transfer of funds from the Lender to an account designated by Borrower in writing to Lender.

(10)	Financial Covenants and Ratios. Borrower shall comply with the following covenants and ratios:

A.
Minimum Cash Flow to Debt Service Ratio.  For each monthly period subsequent to March 31, 2009, Borrower will maintain a ratio of cash flow to scheduled principal payments plus all accrued interest and related fee on funded debt of not less than 1.00 to 1.00 as of the end of each fiscal quarter.  For the purposes of this section "cash flow" shall mean the sum of net income after taxes, plus depreciation and amortization expenses for the period.  "Funded debt" shall mean all indebtedness for borrowed money.

B.
Minimum Tangible Net Worth.  Borrower will maintain a tangible net worth of not less than $14,400,000 as of the last day of each fiscal quarter.  For the purposes of this section, "tangible net worth" shall mean the sum of common stock, preferred stock, capital surplus and retained earnings less treasury stock and the sum of all intangible assets (including, without limitation, good will, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names).

(11)
   Collateral.  As security for payment and performance of the Loan and any and all other      obligations of Borrower to Thermo, direct or contingent, due or to become due, now existing or hereafter arising, Borrower shall execute and deliver to Thermo, or cause others to execute and deliver to Thermo, the following described security  documents:

A security agreement and financing statement by Borrower granting Thermo a first lien and security interest in all of Borrower’s inventory (the “Collateral”) and all rights and proceeds therefrom.  Except as disclosed or otherwise permitted pursuant to Section D (6) hereof or by the Security Agreement, Borrower agrees to maintain the Collateral free and clear and subject to no other lien or encumbrance, whether voluntary or involuntary.  Borrower shall inform Thermo of the existence of any involuntary lien, within two (2) business days of Borrower’s first knowledge of any involuntary lien or encumbrance affecting the Collateral and take action to remove any involuntary lien or encumbrance within fifteen (15) days of Borrower’s first knowledge.  Borrower’s failure to remove, pay, satisfy or otherwise clear any involuntary lien within sixty (60) days of Borrower’s first knowledge thereof will result in a default. In the event of such involuntary lien, Thermo reserves the right to suspend additional fundings, if any, until such involuntary lien is released.

E.           CONDITIONS PRECEDENT TO LOANS. Thermo shall be obligated to make the Loan only so long as: (i) all of the Loan Documents required by this Agreement have been delivered to Thermo, (ii) Borrower is current in the performance of all of the other obligations of Borrower contained in the Loan Documents, (iii) no Default has occurred, and (iv) no adverse material change in the financial condition of Borrower has occurred. Thermo is not obligated to advance funds against this Line of Credit more frequently than weekly, and Borrower must provide a minimum of 24 hours advance notice for funding. With each funding request, Borrower must submit a borrowing base calculation supporting such request, in the format attached as Exhibit C.  Schedules supporting inventory amounts must also be included.

F.           DEFAULT.  The occurrence of (i) the failure of Borrower to make any payment on any Loan when due, (ii) the failure of Borrower to observe or perform promptly when due any covenant, agreement or obligation under this Agreement or under any of the other Loan Documents or under any other obligation to Thermo, (iii) a default under any of the Loan Documents or (iv) the material inaccuracy at any time of any warranty, representation or statement made to Thermo by Borrower under this Agreement or otherwise, shall constitute a default (Default) under this Agreement. In the event of a Default, Thermo, at its option, shall have the right to exercise any and all of its rights and remedies under the Loan Documents.

G.           MISCELLANEOUS PROVISIONS.  (1)   Borrower agrees to pay all of the costs, expenses and fees incurred in connection with the Loan, including attorneys’ fees and appraisal fees. This Agreement is not assignable by Borrower and no party other than Borrower is entitled to rely on this Agreement.  No condition or other term of this Agreement may be waived or modified except by a writing signed by Borrower and Thermo. This Agreement shall supersede and replace any commitment letter between Thermo and Borrower relating to any Loan.   If any provision of this Agreement shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Agreement shall remain in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of State of Louisiana.  This Agreement may not be amended or modified except in writing signed by the parties.

(2) Any notices required or permitted to be given pursuant to the Loan Documents shall be in writing and shall be given by personal delivery or by mailing the same by United States certified mail return receipt requested, postage prepaid, to the address set forth below. Any such notice shall be deemed received for purposes of this Agreement upon delivery if given by delivery or refusal thereof.

Lender:	Thermo Credit, LLC
639 Loyola Avenue
Suite 2565
New Orleans, LA 70113
Attn: Jack V. Eumont, Jr.

Borrower:	Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, MD 20817
Attn.: Richard J. Leimbach

copy to:	Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, MD 20817
Attn.: Howard J. Barr

If either party desires to change the address to which notices are to be sent it shall do so in writing and deliver the same to the other party in accordance with the notice provisions set forth above.

H.       OTHER CONDITIONS.

(1) Term — Two years as more fully set forth in the Note.

(2) Monitoring Fee — A monitoring fee on the amount of the Loan Facility for the period from and including the date of this Agreement to and including the Maturity Date, at the rate of ONE TWENTIETH OF ONE PERCENT (0.05%) of such amount per week or portion thereof. The accrued monitoring fee shall be payable in arrears on each Payment Date and on the Maturity Date (as such terms are defined in the Note).

(3) Interest — Interest on the amount of the outstanding balance under this Loan Agreement at a rate of the GREATER of: (i) the Wall Street Journal Prime Rate plus NINE PERCENT (9.00%), or (ii) SIXTEEN PERCENT (16.00%). The accrued interest shall be payable in arrears on each Payment Date and on the Maturity Date (as such terms are defined in the Note).

(4) Origination Fee — Upon signing of the Term Sheet for this Line of Credit Agreement, Borrower paid Thermo an earned non-refundable Origination Fee of One percent (1%) of the loan amount ($10,000.00).

(5) Commitment Fee — The earned non-refundable Commitment Fee shall be equal to two percent (2.0%) of the Loan Commitment, and shall be payable in two equal installments—the first being due and payable as of the date of the first draw under this Line of Credit and the second on the one year anniversary of this Agreement.

(6) Unused Commitment Fee — A ..25% per annum fee payable quarterly in arrears will be charged on the daily unused portion of the Line of Credit. The unused portion is the amount by which the maximum dollar amount of the Line of Credit exceeds the outstanding principal balance due under the Line of Credit.

(7) Prepayment Fee — Borrower may prepay this Note in whole or in part at any time.  If Borrower prepays this Note in full, or if Lender accelerates payment of this Note, Borrower understands that, unless otherwise required by law, any prepaid fees or charges will not be subject to rebate and will be earned by Lender at the time this Note is signed.  Unless otherwise agreed to in writing, any permitted partial prepayments of this Note will be applied to installments of principal in inverse order of their maturity and will not relieve Borrower of Borrower’s obligation to continue to make regularly scheduled payments under the above payment schedule.

In the event of such prepayment of the Loan by Borrower, Thermo shall receive a Prepayment Fee of four percent (4.0%) of the highest aggregate Loan Commitment Amount if prepayment occurs before the end of the first year and three percent (3.0%) if prepayment occurs after the end of the first year.

(8) Borrower will reimburse Thermo for all reasonable out-of-pocket expenses incurred in connection with Thermo’s on-going review and administration of the Loan, including reasonable attorney fees incurred by Thermo.

                                                                                Thermo Credit, LLC

By:                           ______________________________________________

Name:                      ______________________________________________

Title:                       ______________________________________________

Telkonet, Inc.

By:                           ______________________________________________

Name:                      ______________________________________________

Title:                       ______________________________________________

Ethostream, Inc.

By:                           ______________________________________________

Name:                      ______________________________________________

Title:                       ______________________________________________

Exhibit B

Security Agreement by and between Borrower and YA Global Investments, L.P. (“YA”) dated as of May 30, 2008 pursuant to which YA was granted a security interest in, among other things, the Collateral.